UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Gold Resource Corporation

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Notice of 2019 Annual Meeting of Shareholders	Meeting Information

	DATE:	June 20, 2019
	TIME:	8:00 a.m. Mountain Time

April 30, 2019

Dear Shareholders,

You are invited to attend Gold Resource Corporation’s 2019 Annual Meeting of Shareholders. At the meeting, shareholders will vote:

•     To elect four (4) directors to serve until the next annual meeting of shareholders;

•     To hold an advisory vote to approve executive compensation; and

•     To ratify Plante Moran PLLC as the independent accountants selected to serve as our auditor for the fiscal year ending December 31, 2019.

Shareholders also will transact such other business as may properly come before the meeting. These items of business are more fully described in the proxy statement accompanying this notice.  Please read it carefully.

YOUR VOTE IS IMPORTANT. You are urged to submit your proxy so that your shares can be voted at the meeting in accordance with your instructions.   If you plan to attend and vote at the meeting, please see “Attending the Meeting” on page 28 for information on how to attend and cast your vote at the meeting.

Cordially,

Jessica M. Browne, Secretary

	LOCATION:	Embassy Suites Hotel 10250 E. Costilla Avenue Centennial, CO 80112

How You Can Vote

You are entitled to notice of and to vote at the meeting, or at any adjournments or postponements thereof, if you were a holder of record as of the close of business on April 15, 2019. We utilize the “Notice and Access” model permitted by the U.S. Securities and Exchange Commission for distributing our annual meeting materials electronically to certain of our shareholders. Some shareholders may also automatically receive our annual meeting materials in paper form. You may elect to receive your materials in either format. Please see “How We Use the E-Proxy Process (Notice & Access)” on page 25 for more information.

To make sure that your shares are represented at the meeting, please cast your vote by one of the following methods:

	Online	Log on to www.proxyvote.com and enter the control number provided on your notice card or proxy card
	Telephone	Dial 1-800-690-6903 using a touch-tone telephone and following the menu instructions
	Mail	Complete and sign a paper proxy card or instruction form and mail it in the postage-paid envelope
	In Person	Attend the meeting (see page 28 for more information)

How You Can Access Proxy Materials Online

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting:

The Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2018 of Gold Resource Corporation are available on the internet at http://www.proxyvote.com

Proxy Summary

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before casting your vote.

Meeting Agenda	Governance Highlights Since 2018 Annual Meeting

Election of Four Directors (page 2)

•Your Board recommends a vote for each of the four nominees.

•The Board will reduce the number of directors from five to four following the 2019 Annual Meeting to eliminate the vacancy created by Dr. Huber not standing for re-election.

New Member of Board of Directors • The Board identified and appointed a well-qualified female director to the Board of Directors thereby increasing diversity on the Board.

Advisory proposal on executive compensation (page 10)

•Your Board recommends a vote for the advisory (non-binding) proposal to approve the Company’s executive compensation program (known as a “say-on-pay” proposal).

New Incentive Based Compensation Program

•The Company implemented a short-term incentive compensation plan that ties a portion of bonus pay to performance.

•In response to feedback from the Board and management, the Compensation Committee revised the short-term incentive compensation plan to better adjust for fluctuating cash reserves

Ratify Independent Accountants (page 22) •Your Board recommends a vote to ratify Plante Moran PLLC as the independent accountants selected to serve as our auditor for 2019.

Corporate Governance and Policies

•The Company continues to analyze and adjust where necessary its corporate governance policies, including the code of ethics, executive compensation clawback policy, board diversity policy and policies related to environmental matters, safety and health and local communities.

2018 Summary Executive Compensation

& President
		Non-Equity	Stock	Option	All Other
Name and Principal Position	Salary	Plan	Awards	Awards	Compensation	Total
Jason Reid Chief Executive Officer & President	$630,000	$169,470	$157,499	$763,233	$9,508	$1,729,710
John Labate Chief Financial Officer	346,500	93,209	86,628	121,462	9,508	657,306
Richard Irvine Chief Operating Officer	330,000	88,770	82,501	115,622	14,483	632,634
Barry Devlin Vice President Exploration	346,500	93,209	86,628	121,462	9,508	657,306
Gregory Patterson Vice President Corporate Development	220,000	59,180	44,000	44,380	9,508	377,068

2018 Pay-setting Considerations

•	Continued strong Company performance in challenging market
•	Successful start-up of Isabella Pearl Project
•	Exceeding target performance under short term incentive compensation plan

Proxy Statement GOLD RESOURCE CORPORATION, 2886 Carriage Manor Point, Colorado Springs, Colorado 80906

Gold Resource Corporation (“we”, “our”, “us” or “the Company”) is sending you this proxy statement and a proxy card (or a Notice of Internet Availability of Proxy Materials, as applicable) in connection with the solicitation of proxies, on behalf of its Board of Directors, for the 2019 Annual Meeting of Shareholders to be held on Thursday, June 20, 2019, at the Embassy Suites Hotel, 10250 E. Costilla Avenue, Centennial, Colorado 80112, or at any adjournment or postponement of the meeting. This proxy statement, the enclosed proxy card or instruction form, and our 2018 annual report to shareholders, were first provided to our shareholders on or about May 3, 2019. All shareholders are invited to attend the meeting in person. Please submit your vote by telephone, the Internet, or, if you received your materials by mail, you can also complete and return your proxy or voting instruction form.

Governance

PROPOSAL 1 - ELECTION OF DIRECTORS

What are you voting on?

At the 2019 Annual Meeting, four directors are nominated for election to hold office until the 2020 annual meeting and until their successors have been elected and qualified. All nominees currently serve as directors of the Company.  Gary Huber is retiring and will not stand for re-election at the 2019 Annual Meeting. The Board has determined to reduce its size by one director immediately following the meeting to eliminate the vacancy that will be created by Dr. Huber not standing for re-election.

☑Your Board recommends a vote “FOR” all of the nominees listed below:

Bill M. Conrad  Independent	Director since: 2006	Age: 62	Birthplace: U.S.A.
Committees: AC, CC**, NC
	Current Role: • Chairman of the Board (since 2014)		Current Public Company Boards: • PetroShare Corp. Past Public Company Boards: • SRC Energy Inc.
Background and Experience:

•  Mr. Conrad serves as Chairman of the Board of PetroShare Corp. and was formerly a director and officer of SRC Energy Inc. (formerly Synergy Resources Corporation). From 1990 to 2012, Mr. Conrad served as vice president, chief financial officer and a director of MCM Capital Management Inc., a privately-held financial management and consulting company he co-founded.

•  Our Board believes that the management and corporate finance experience developed by Mr. Conrad over 35 years serving as an executive officer and director of numerous private and publicly-traded companies, his extractive industry experience, as well as his familiarity with relevant accounting principles and financial statement presentation, qualifies Mr. Conrad to serve as a director.

Jason D. Reid	Director since: 2010	Age: 46	Birthplace: U.S.A.
Committees: None
	Current Roles: • Director • Chief Executive Officer (since 2013) & • President (since 2010)		Past Public Company Boards: • Canamex Resources Corp.
Background and Experience:

•  Mr. Reid joined the Company in May 2006 and previously served as our Vice President of Corporate Development prior to being appointed President and Chief Executive Officer. Mr. Reid was part of a management team that helped the Company evolve from an exploration stage start-up company to the dividend paying gold and silver producer it is today. Prior to joining the Company, Mr. Reid spent 13 years successfully operating two private businesses he founded. Mr. Reid received a Bachelor of Science degree in 1995 from Fort Lewis College.

•  Mr. Reid is the brother-in-law of Greg Patterson, VP Corporate Development.

•  Our Board of Directors believes that Mr. Reid’s experience founding and operating his own business, as well as over twelve years of mining industry experience, significant participation in the development of business strategy and decision-making for the Company, and skills related to risk assessment and analyzing complex local issues in Mexico provides him with the appropriate experience and qualifications to serve as a member of our Board.

Affiliations, Memberships and Licenses:
• Society of Economic Geologists
• Society for Mining, Metallurgy & Exploration (SME)

Alex G. Morrison  Independent	Director since: 2016	Age: 55	Birthplace: Scotland
Committees: AC, CC, NC**
	Current Role: • Director		Current Public Company Boards: • Taseko Mines Ltd. • Gold Standard Ventures Corp. Past Public Company Boards: • Detour Gold Corporation • Pershing Gold Corporation
Background and Experience:

•  Mr. Morrison has 30 years of mining industry experience and has held senior executive positions at a number of mining companies, most recently as vice president and chief financial officer of Franco Nevada Corporation from 2007 to 2010.  Mr. Morrison also held senior executive and financial positions at Newmont Mining Corporation, NovaGold Resources Inc., Homestake Mining Company, Phelps Dodge Corporation and Stillwater Mining Company.  Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University.

•  Our Board believes Mr. Morrison’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance and accounting, mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses:
• Chartered Professional Accountant

Kimberly C. Perry  Independent	Director since: 2019	Age: 44	Birthplace: U.S.A.
Committees: Expected to serve on AC, CC, NC effective June 20, 2019
	Current Role: • Director		Past Private Company Boards: • Valcambi Gold Refinery (Audit and Risk Committee Chair)
Background and Experience:

•  Ms. Perry is an accomplished leader with more than 20 years experience, of which 15 years are in the mining industry in senior executive positions.  Most recently, Ms. Perry was treasurer and vice president at Alacer Gold Corporation since 2013, and prior to that as compliance officer and director of internal audit. From 2005 to 2012, Ms. Perry served in various senior roles at Newmont Mining Corporation. Ms. Perry received a Bachelor of Science in Business Administration from Auburn University.

•  Our Board believes the experience and skills developed by Ms. Perry through her work in various finance, accounting and information technology roles for several publicl- traded mining companies, as well as past board experience, provide her with the desired background in mining operations, financial reporting and risk assessment and qualify her to serve as a director of the Company.

Affiliations, Memberships and Licenses:
• Certified Public Accountant

AC			Audit Committee
CC			Compensation Committee
NC			Nominating & Corporate Governance Committee
**			Denotes Committee Chair

Board Leadership Structure and Risk Oversight

The Board does not have a formal policy regarding the separation of the roles of Chairman of the Board and chief executive officer, as the Board believes it is in the best interest of our Company to make that determination periodically based on the status and direction of our Company and the membership of the Board. At the present time, our Chairman and chief executive officer roles are separated. As the longest tenured director and with significant experience serving on boards for over thirty years, Mr. Conrad brings extensive knowledge of the Company’s history in addition to experience with various companies in natural resource industries. In his capacity as Chairman, he works closely with Mr. Reid, the Chief Executive Officer. The Board also does not have a formal policy that designates a lead independent director at this time; however, Mr. Conrad, as Chairman of the Board and the longest tenured independent director, leads meetings of the independent directors.

Companies such as ours face a variety of risks, including financial reporting, legal, credit, liquidity, operational and cybersecurity risk. The Board believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant board committee, (3) implement or oversee implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board as a whole oversees risk management after receiving briefings from management and advisors as well as based on its own analysis and conclusions regarding the adequacy of our risk management processes. The Board, with assistance and input from its committees, continuously evaluates and manages geopolitical and enterprise risk, financial risk, environmental risk, health and safety risk, and the effect of compensation on undue risk-taking behavior. By virtue of the Board working closely with executive management, who in turn work closely with the operators at the mining units, we have created a lean system that has increased collaboration and faster communication. The Company continues to refine these processes in 2019, especially as the Nevada workforce grows, to further enhance risk management with expedited information sharing and greater transparency between departments and between management and the Board.

Board Diversity

The Company has a diversity policy with regard to the consideration of diversity in identifying director nominees, which is available on the Company’s website at www.goldresourcecorp.com. The Company continues to strive to nominate individuals with a variety of backgrounds and complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee our businesses. This assessment includes consideration of independence, expertise, mining and other industry background, age, gender, skills and time availability, in the context of the needs of the Board and our Company.

The Nominating and Corporate Governance Committee continues to review its process for evaluating relevant skillsets of directors and other factors to better identify potential needs to strengthen or gaps that the Board may desire to eliminate. Through this process, the committee identified its most recent appointee, Kimberly C. Perry, as a female candidate with an appropriate industry background and skillset largely developed through financial and compliance-related work at various mining companies and as a past chair of an audit and risk committee of a metal refining company.

Director Independence and Related Party Transactions

As of the date of this proxy statement, we have five directors, including four independent directors, as follows:

•	Bill M. Conrad (independent);
•	Gary C. Huber (independent)
•	Alex G. Morrison (independent);

•	Kimberly C. Perry (independent); and
•	Jason D. Reid.

An “independent” director is a director whom the Board of Directors has determined satisfies the requirements for independence including those established under the Sarbanes–Oxley Act of 2002, section 10A(m)(3) of the Exchange Act and under section 803A of the NYSE American LLC Company Guide (“NYSE American Rules”).

We consider “related party transactions” to be transactions between the Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our common stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors and officers is also a director or officer or has a material financial interest. The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE American Rules) is appointed by the Board of Directors. Our policies and procedures for related party transactions are set forth in writing in our Code of Ethics and Audit Committee Charter.

2018 Director Compensation

We pay our independent directors a monthly cash retainer fee based on factors including tenure, committee membership and chair duties. In 2018, Mr. Conrad received $20,000 per month as Chairman of the Board. Dr. Huber received $12,000 per month, and Alex Morrison received $10,500 per month. Mr. Reid is not compensated separately for his service as a director. The Company expects that Ms. Perry will receive $8,333 per month in 2019 in connection with her appointment to the Board.

During 2018, the directors each received bonuses and equity incentive awards of stock options and RSUs which were calculated in reference to their annual retainer fee rates at 25% for cash bonus, and 40% for equity awards (allocated half to each of stock options and RSUs). The stock options were immediately vested and the RSUs vested six months from the date of grant.

The table below summarizes the compensation of our independent directors and whose compensation is not disclosed in the Summary Compensation Table for the fiscal year ended December 31, 2018:

Name	Fees Earned or paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Bill M. Conrad	$298,676	$48,003	$48,273	-	$3,790	$398,742
Gary C. Huber	179,205	28,800	28,808	-	1,258	236,813
Alex G. Morrison	156,805	25,197	25,305	-	3,497	210,804

_____________________

1          All awards shown are RSUs at the grant date fair value determined pursuant to ASC Topic 718 and vested six months from the date of grant.

2          Valued using the Black-Scholes-Merton option pricing model. Please refer to Note 16 to the consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2018 for certain assumptions made in connection with these estimates.

3          Includes value of gold and silver round and computers for Mr. Conrad and Mr. Morrison.

All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Board Committees and Meetings

The Board of Directors maintains an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the year ended December 31, 2018, the Board of Directors met twelve times, including one non-executive session. No director attended less than 75% of the Board meetings held during 2018. All directors attended the 2018 Annual Shareholders’ Meeting.

Audit Committee. The Audit Committee has been established to oversee the accounting and financial reporting of the Company and is currently comprised of Gary Huber as Chairman, Bill Conrad, and Alex Morrison. Each of the Audit Committee members is independent under the NYSE American Rules. Among other duties, the Audit Committee is responsible for engaging the independent registered public accounting firm to conduct the financial audit for the Company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company.

It is the policy of the Audit Committee to review and approve the engagement of the independent auditors, including the scope, extent and procedures of audit and non-audit services to be performed for the Company, the content and results of the audit performed by the auditors and any recommendations made by the auditors. The Audit Committee also oversees any other aspects of the engagement of the independent auditors, including but not limited to resolution of disagreements between management and the auditor regarding financial reporting and other audit, review or attest services, and the compensation to be paid therefore, and all other matters the Audit Committee deems appropriate. The Audit Committee also oversees our financial reporting process and is responsible for drafting an Audit Committee Report to be included with our proxy statement.

Our Board of Directors has determined that Dr. Huber, the Chairman of the Audit Committee, qualifies as an audit committee financial expert, as defined by the applicable regulations of the SEC, in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the Audit Committee functions. Dr. Huber acquired these attributes through his experience serving as chief financial officer and a director of other publicly traded companies.

The Audit Committee held nine meetings during the last fiscal year and no Audit Committee member attended less than 75% of the meetings. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on our web site at www.goldresourcecorp.com.

Audit Committee Report. The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with management and have reviewed related written disclosures of Plante Moran PLLC, our independent registered public accounting firm for 2018, as required by SAS 114, with respect to those statements. We have reviewed the written disclosures and the letter from Plante Moran PLLC required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Plante Moran PLLC its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our annual report on Form 10‑K for the year ended December 31, 2018.

Gary C. Huber (Chairman and member)

Bill M. Conrad (member)

Alex G. Morrison (member)

Compensation Committee. The Compensation Committee, currently comprised of Bill Conrad (Chairman), Gary Huber and Alex Morrison as members, each of whom are independent under the NYSE American Rules, is responsible for establishing the compensation of our chief executive officer, reviewing and determining the compensation of our executive officers and directors and determining or recommending our general compensation, benefits, and perquisites, policies and practices, including, without limitation, our incentive compensation plans and equity-based compensation plans, and preparing a Compensation Committee Report to be included with our proxy statement. The Compensation Committee has adopted a formal charter, a copy of which is available on our website at www.goldresourcecorp.com.

In performing its functions, the Compensation Committee considers, among other things, the types and amounts of compensation that have been paid to our executives and directors in the recent past, as well as recent individual and overall Company performance. The Compensation Committee held four meetings during the last fiscal year and no Compensation Committee member attended less than 75% of the meetings.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was ever an officer of the Company or served as an employee or participated in a related party transaction during the last fiscal year. No member of the Compensation Committee or executive officer of our Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Nominating and Governance Committee. The Nominating and Governance Committee is comprised of Alex Morrison (Chairman), Gary Huber and Bill Conrad as members, each of whom are independent under the NYSE American Rules. The Nominating and Governance Committee acts pursuant to its charter available on our website at www.goldresourcecorp.com. The Committee is primarily responsible for (1) identifying and evaluating qualified individuals to become members of the Board or to fill any vacancies that arise, including suggestions from members of the Board as well as from shareholders, and to recommend such nominees to the Board; (2) determining the criteria for which the Committee will use to evaluate such candidates for director; (3) periodically reviewing the function and size of the Board and making recommendations to the Board; (4) evaluating the Company’s corporate governance practices and recommending any changes to those guidelines or constituent documents; (5) evaluating the effectiveness of the Board and its committees, its membership and its structure; and (6) developing effective continuing education guidelines for the members of the Board. The Nominating and Corporate Governance Committee held one formal meeting during the last fiscal year and all committee members attended.

The Committee will consider director candidates nominated by shareholders and will apply the same criteria to all nominees, including shareholder recommendations. A shareholder who wishes to recommend a prospective director should send a letter directed to the attention of Jessica Browne, Corporate Secretary, 2886 Carriage Manor Point, Colorado Springs, CO 80906. Such letter must be signed and dated and submitted by the date mentioned in this proxy statement under the heading “Proposals of Shareholders for Presentation at the Next Annual Meeting of Shareholders.”  The information required by Regulation 14A of the Securities Exchange Act must be included in or attached to the letter, including but not limited to:

•	name and address of the shareholder making the recommendation;
•	proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;
•	the name, address and resume of the recommended nominee; and
•	the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include strategic managerial and financial skills and experience, mining industry expertise, and knowledge in other areas that are important to us. Other considerations include diversity, exemplary personal integrity and reputation, sound judgment, potential or actual conflicts of interest, and sufficient time and willingness to devote to the discharge of his or her duties.

Communications to the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders. Any shareholder who desires to contact the Board of Directors may do so by fax, telephone, or regular mail to the Board of Directors, via the attention of our Corporate Secretary, Jessica Browne. Shareholders can also send electronic communications to the Board via e-mail to jessicabrowne@goldresourcecorp.com. Such communications may also be forwarded to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the Board by mailing to our corporate headquarters in Colorado Springs. We will deliver the envelope unopened (1) if addressed to a director, to such director, (2) if addressed to the Board, to the Chairman of the Board who will report on the contents to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report on the contents to the non-management directors.

Our directors periodically review communications from shareholders and determine, at their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors may also attend the annual meeting of shareholders and receive communications directly from shareholders at that time.

Code of Ethics

We maintain a written Code of Ethics, a copy of which is available on our website at www.goldresourcecorp.com. Any amendments to or waiver of the Code of Ethics will be made available on our website within four business days following the date of the event. Such information will remain available on our website for at least 12 months.

Environmental, Social and Other Corporate Governance

The Company formally adopted environmental, safety and health and communities policies, all of which are available on our website at www.goldresourcecorp.com. These policies demonstrate the Company’s continued commitment to improving both its operations and the environment and surrounding communities in which it operates.  The Board continued its evaluation of these policies as part of its corporate governance program during 2018.

Prior to adopting any formal policies related to environmental or social issues, the Company was already focused on sustainability by using recycled materials in the construction of its Oaxaca, Mexico mine camp and reclaiming water wherever possible. In March of 2019, the Company announced the successful power line connection of its El Aguila Project in Oaxaca to the Federal Electricity Commission’s (Comisión Federal de Electricidad or CFE) power grid.  The Company’s ability to connect to this line substantially reduces its environmental impact by reducing local carbon emissions by more than 90 tonnes per year.  The new power line also improves local infrastructure allowing for first time access to electricity to approximately 25,000 families along the route. As part of its robust social programs, the Company also continues to sponsor medical clinics, school activities and social events in the local communities where it operates.  The Company is required to regularly consult with the local and indigenous communities in Mexico and hosts discussions related to impacts of operations and local improvements. The Company recognizes access to water as a human right and will continue to support the communities in which it operates in this regard.  The Company continues to evolve in this area with a focus on environmental stewardship, community engagement, human rights issues and enhanced disclosures of our impact and activities.

Share Ownership and Reporting

As of April 29, 2019, there are a total of 61,894,871 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the beneficial ownership of our voting securities as of April 29, 2019 by: (i) each of our directors, director nominees and executive officers; (ii) all of our directors, director nominees, and executive officers as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address where each of the individuals may be reached is our principal executive offices, 2886 Carriage Manor Point, Colorado Springs, CO 80906. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days of this proxy statement are exercised, but not the options owned by any other individual. Certain information regarding the ownership of shareholders believed to beneficially own more than 5% of our common stock has been obtained from reports filed by these shareholders with the SEC.

Name and Address of Beneficial Owner	Number		Percentage (%)
Jason D. Reid (1)	1,546,896	(4)(5)	2.5%
Bill M. Conrad (2)	541,990	(6)	*
Gary C. Huber (2)	314,786	(7)	*
Alex G. Morrison(2)	217,312	(8)	*
Kimberly C. Perry(2)	0		*
Jessica M. Browne (3)	376,607	(9)	*
Barry D. Devlin (3)	405,968	(10)	*
Richard M. Irvine (3)	445,910	(11)	*
John A. Labate (3)	283.301	(12)	*
Gregory A. Patterson (3)	942,277	(13)	1.5%
Van Eck Associates Corporation	3,389,929		5.5%
666 Third Ave. - 9th Floor
New York, NY 10017
BlackRock, Inc.	3,605,955		5.8%
55 East 52nd St.
New York, NY 10055
All Officers and Directors as a Group	5,075,047	(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)	7.8%

*     Less than 1%

1     Officer and Director.

2     Director.

3     Officer.

4     Includes 107,575 shares owned by the reporting person’s spouse, of which he disclaims beneficial ownership.

5     Includes options to purchase 343,666 shares which are currently exercisable.

6     Includes options to purchase 313,400 shares which are currently exercisable.

7     Includes options to purchase 288,400 shares which are currently exercisable.

8     Includes options to purchase 204,500 shares which are currently exercisable.

9     Includes options to purchase 366,334 shares which are currently exercisable.

10   Includes options to purchase 379,667 shares which are currently exercisable.

11   Includes options to purchase 394.666 shares which are currently exercisable.

12   Includes options to purchase 268,000 shares which are currently exercisable.

13   Includes options to purchase 341,334 shares which are currently exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the U.S. Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.  To our knowledge and based upon a review of the forms filed, all Section 16 reports were timely filed during 2018.

Executive Compensation

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

What are you voting on?	We are asking shareholders to approve, on an advisory basis, the compensation of the named executive officers as described in this proxy statement

☑Your Board recommends a vote “FOR” the advisory vote to approve executive compensation

General Information

The Board of Directors and the Compensation Committee takes seriously their role in the administration of the Company’s compensation programs and values input from shareholders. Although this proposal is non-binding, the Compensation Committee will take into account the results of the advisory vote when determining future executive compensation decisions.

The most recent shareholder advisory vote concerning the frequency with which the Company will hold the advisory vote to approve compensation was at the 2017 annual meeting of shareholders. A majority of the shareholders indicated a preference to hold the shareholder advisory vote regarding executive compensation each year and the Company has proceeded to do so. Our executive compensation is described in the Compensation Discussion and Analysis beginning on page 11 of this proxy statement and the compensation tables beginning on page 17 and encourages you to review these sections in determining how to vote on this proposal.

Compensation Committee Report

The Compensation Committee is pleased to present the following Compensation Committee report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2018.Respectfully submitted,

Bill M. Conrad (Chairman and member)

Gary C. Huber (member)

Alex G. Morrison (member)

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2018, as well as the other individuals included in the Summary Compensation Table below, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

We continued our review of various compensation programs, policies and processes (both formal and informal) during 2018. The Compensation Committee has not retained a compensation consultant. This Compensation Discussion and Analysis will discuss the information and decisions that shaped the 2018 executive compensation determination and will also discuss some new changes expected in 2019.

Consideration of 2018 Say-on-Pay Vote. At our 2018 Annual Shareholders’ Meeting, we submitted a shareholder advisory proposal regarding approval of the compensation program for our named executive officers which was overwhelmingly approved. The Compensation Committee believed this result was due at least in part to the adoption of a performance-based component determined through a short-term incentive compensation plan (the “STIP”) which ties a portion of compensation to safety metrics and relative total shareholder return. The first awards pursuant to the STIP were paid at the end of 2018 and will be discussed in more detail below.

Overview of Compensation Philosophy, Objectives and Policies. We attempted to meet two main objectives when we designed our executive and employee compensation. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of equity awards. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building shareholder value, and may also recognize individual performance from time to time. The Compensation Committee is vested with the authority to review and recommend the compensation program structure and level of compensation for the executive officers, directors and key employees of the Company.

The compensation structure for 2018 for the named executive officers generally consists of salary and incentive compensation which includes both cash and equity awards. While we still believe that this compensation structure appropriately aligns the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options and stock grants to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value, the Committee determined that consideration of relative shareholder return against a peer group would also be added as a component to the compensation program to further align these interests. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

The Compensation Committee annually reviews and determines the level of compensation for the named executive officers. Our chief executive officer reports to the Compensation Committee regarding the individual performance of the other named executive officers. Additionally, the committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer.

Elements and Mix of Compensation. The Compensation Committee utilizes multiple factors for determining the breakdown of executive compensation among base pay, bonus pay and other forms of compensation and takes into consideration all forms of compensation together. When making decisions about individual compensation packages, our consideration of base salary ranges for the named executive officers is primarily based upon negotiations with that officer, taking into consideration work experience, individual and overall Company performance, level of responsibility, impact on the business, tenure, potential for advancement within the organization and the potential liability of being an officer of a public corporation. Annual salaries for newly-hired executives are determined at the time of hire taking into account the above factors other than tenure. Changes in an executive’s base salary may also take into consideration recent compensation, including bonuses and equity-based compensation.

Pursuant to its revised employment agreements with its executive officers, the named executive officers’ base salaries were increased over prior years by anywhere from five to ten percent effective January 1, 2018. The Committee relied on the factors stated above in making such adjustments to the named executive officers’ base salaries, which had not been increased for several years. No additional adjustments to base salaries are expected for 2019.

As part of the extensive review of compensation philosophy and policies in 2018, the Committee redefined its compensation goals and modified some components. The overall structure continues to consist of base salary and a mix of short-term and long-term compensation, but the Committee has determined that a flexible compensation structure that is comprised of a thoughtful combination of performance-based metrics and a discretionary component applied by the Compensation Committee best serves the overall compensation objectives of aligning executive compensation with shareholder returns. Annual total direct compensation (TDC) for the named executive officers consists of base salary plus short-term incentive compensation. Target TDC levels for each executive will be set with reference to the TDC levels of a group of peer mining development companies in recognition of the need to attract, motivate and retain key employees with the requisite skills to execute the Company’s long-term objectives. Target TDC levels have been set at the median of the group of peer comparator companies for target levels of performance with the opportunity to significantly exceed the median for extraordinary performance levels. The mechanism through which extraordinary performance will be rewarded is a performance-levered short-term incentive (STI) payment with reference to base salary. Annual target performance levels are 150% of base salary for the CEO (250% for extraordinary performance) and 100% of base salary for the remaining executives (200% for extraordinary performance).

The STI opportunities include performance-based and discretionary components. Metric-based objectives represented 20% of base salary (and up to 40% for extraordinary performance), which is further broken down into 10% of base salary upon meeting certain safety performance metrics and 10% of base salary upon meeting relative shareholder return criteria. Each metric-based objective are calculated on a linear basis as follows:

Safety Performance*:

	Threshold	Target	Maximum
Metric	LTIFR** = 2.5	LTIFR = 1.5	LTIFR = 0
Payout Rate	50%	100%	200%

*Assumes no fatal accidents during the year. In the event a safety-related fatality occurs, the payout is zero.

** Lost Time Injury Frequency Rate

Relative Total Shareholder Return (Percentile vs. Peer Group***):

	Threshold	Target	Maximum
Metric	25th Percentile	Median (50th Percentile)	100th Percentile
Payout Rate	50%	100%	200%

*** Peer group for Relative TSR includes: Avino Silver & Gold Mines, Ltd.; Americas Silver Corp.; Great Panther Silver Ltd.; Alio Gold Inc.; GoGold Resources Inc.; Endeavor Silver Corp.; Wesdome Gold Mines Ltd.; Silvercorp Metals Inc.; Argonaut Gold Inc.

The remaining component of an STI payment is determined in the discretion of the Compensation Committee with a view primarily to the Company’s overall financial condition. In determining the discretionary component of STI, the Compensation Committee considers corporate and individual performance of the following:

•	achievement of production goals;
•	achievement of cost goals;
•	profitability levels;
•	business execution and advancement of projects; and
•	other relevant measures of corporate and individual performance.

STI awards may be made in a combination of cash and/or equity awards after consideration of the financial condition of the Company, and the equity portion may still have a vesting component in order to encourage retention. The measurement period for determining the amount of STI earned by the executive is December 1 to November 30 each year to enable payment of earned STI before the fiscal year end.

Issuances of equity-based long-term incentive awards (LTIs) under our 2016 Equity Plan (the “Equity Plan”) that may be in addition to equity awards that comprise STI are at the discretion of the Compensation Committee in the form of stock options, restricted stock units, stock appreciation rights, performance shares and performance share units. These are proposed to align the long-term interests of the executives with those of shareholders and to motivate executives to create long-term shareholder value and encourage equity ownership. LTIs comprise the remaining portion of the total compensation package, including those awarded when an executive accepts employment with the Company. The timing, level and value of such issuances of LTIs will be based upon criteria determined in the discretion of the Compensation Committee. In order to create an element of executive retention, LTI awards will vest over a period of several years, to be determined by the Compensation Committee. Stock options awarded are priced based on the closing market price of our common stock on the grant date, which in most cases is the date the Committee approves the award. The Compensation Committee may, in its discretion, modify existing awards subject to certain provisions of the Equity Plan and the listing requirements of the NYSE, and may not reprice any options or SARS without first obtaining shareholder approval under the terms of the Plan.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health insurance, a health expense reimbursement plan and a 401(k) retirement plan. To the extent the named executive officers participate in these programs, they generally do so on the same basis as our other employees. We believe these benefits are consistent with those offered by other companies with which we compete for executive talent. Our named executive officers do not typically receive perquisites nor do we maintain any deferred compensation plans.

The compensation for our directors is structured similar to that of our named executive officers, but directors do not participate in the STIP. Specifically, our directors receive a monthly cash retainer and may also receive a combination of cash and equity incentives in the form of cash bonuses or stock grants or options to purchase our common stock. The Compensation Committee reviews the form and amount of such compensation periodically to ensure that it is competitive and meeting our objectives discussed above.

2018 Performance Based Payments. Pursuant to the STIP metrics described above, the Company exceeded target for both metrics, having achieved  LTIFR of 0.89 and RTSR percentile of 86.7%. Applying the linear application of the payout metric where target was exceeded but maximum was not, it was determined that the applicable payout rate was 141% of target for the LTIFR and 128% of target for the RTSR. The payments resulted as follows:

		Target Payout 100% of 10% Base Salary	Actual Payout at 141% of Target
Executive Officer	Annual Salary	LTIFR = 1.5	LTFR=0.89
Jason Reid	$ 630,000	$ 63,000	$ 88,830
John Labate	$ 346,500	$ 34,650	$ 48,856
Rick Irvine	$ 330,000	$ 33,000	$ 46,530
Barry Devlin	$ 346,500	$ 34,650	$ 48,856
Greg Patterson	$ 220,000	$ 22,000	$ 31,020

		Target Payout 100% of 10% Base Salary	Actual Payout at 128% of Target
Executive Officer	Annual Salary	Percentile RTSR = Median	Percentile RTSR= 86.7
Jason Reid	$ 630,000	$ 63,000	$ 80,640
John Labate	$ 346,500	$ 34,650	$ 44,352
Rick Irvine	$ 330,000	$ 33,000	$ 42,240
Barry Devlin	$ 346,500	$ 34,650	$ 44,352
Greg Patterson	$ 220,000	$ 22,000	$ 28,160

The Compensation Committee determined to settle the performance based awards in cash in 2018.

2018 Non-Performance Based Payments. During 2018, individual named executive officer contribution continued to be significant in an effort to maintain current staffing levels wherever possible as the Company began constructing its first mine in Nevada at the Isabella Pearl project. The Company relied primarily on cash flow to commence construction of the project and as a result, there was substantially less cash on hand than in previous years, despite positive operating statistics in Mexico. After evaluating the Company’s overall financial health, the value of awards achieved through the STIP and the continuing need for capital to fund the Nevada operations, the committee determined not to award additional discretionary cash bonuses, even though in the committee’s opinion, they would be warranted in many cases based on individual efforts. As part of an end-of-the-year recognition for all Company employees and non-employee directors, the Committee approved and each named executive received one gold and one silver round. The value of the rounds is included in the “All Other Compensation” column in the table below.

The Compensation Committee, during its annual compensation review and in an effort to incentivize and retain individuals, determined that a mix of stock options and RSUs under the Equity Plan would be an appropriate alternative to reward individual efforts without further impacting cash needed for operations. In previous years, the committee gave awards to all executives on the same basis; however, as part of its modification to the compensation philosophy and objectives, in 2018 and going forward, the committee structured grants of equity based awards on a tiered approach. Certain named executive officers, including the CEO and CFO, were awarded equity awards equal to 60% of base salary, allocated 35% to non-qualified stock options and 25% to RSUs, as determined at the market price of our common stock on the grant date. Other executive officers received equity awards equal to 40% of base salary, allocated 20% to non-qualified stock options and 20% to RSUs. Jason Reid, the CEO and President, received an additional award of 250,000 non-qualified stock options in recognition for extraordinary performance in executing on the Company’s strategic vision of establishing a second mining unit as well as to retain his future services.  All equity awards for the named executive officers are subject to a three-year vesting schedule.

Changes to Compensation Program for 2019. The Compensation Committee was generally pleased with the results of tying a portion of named executive officer compensation to performance. However, the level of payouts mandated under the STIP during a time when cash was scarce forced the committee to re-evaluate the structure of the STIP for 2019 and beyond. The committee has determined to amend the STIP for 2019 to reduce the target payouts to 5% of base salary for each metric (10% total), eliminate the linear payout application and rely instead on a step approach where payout occurs only upon achievement of the threshold or target, and to eliminate the 200% payout band which means target equals the maximum. The metrics remain as follows:

Safety Performance:

	Threshold	Target (and Maximum)
Metric	LTIFR = 2.5	LTIFR = 1.5
Payout Rate	50%	100%

Relative Total Shareholder Return (Percentile vs. Peer Group):

	Threshold	Target (and Maximum)
Metric	25th Percentile	Median (50th Percentile)
Payout Rate	50%	100%

There was no change to the peer group used to calculate relative total shareholder return or the plan measurement date.

The Compensation Committee believes these changes will reduce the financial burden on the Company created by requiring significant cash payments at such times when cash is not readily available. The Committee still intends to use its discretion to appropriately weigh the named executive officers’ individual performance and achievement of company objectives, as discussed above when determining STI. The committee believes it can strike an appropriate balance between rewarding extraordinary performance and maintaining our financial health.

The Company maintains a clawback policy applicable to executive compensation in the event of misconduct on the part of executive officers, including any such misconduct that results in a restatement of its financial statements. The clawback policy is filed with the SEC as an exhibit to our annual report on Form 10‑K for the year ended December 31, 2017.

Our Executive Officers

In addition to our Chief Executive Officer and President, Jason Reid, who also serves as a member of our Board of Directors and whose biographical information is disclosed under the heading “Directors,” our executive officers as of the date of this proxy statement include the following individuals:

John A. Labate. John Labate, age 70, was appointed interim Chief Financial Officer in May 2015 and accepted the permanent position in October 2015. Prior to his appointment, he served as a consultant in accounting and finance matters in the mining industry since 2012 and to the Company since January 2014. From August 2008 to February 2012, he served as Senior Vice President and Chief Financial Officer of Golden Star Resources Ltd., a gold mining company with securities listed on the NYSE American and TSX. Prior to that, from March 2004 to August 2008 he was Vice President and Chief Financial Officer for Constellation Copper Corporation, a copper mining company with securities formerly traded on the TSX.  Mr. Labate currently serves as a director for Solitario Zinc Corp. (NYSE American: XPL / TSX: SLR). Mr. Labate has over 30 years’ experience in the mining industry and held senior financial management positions in mining and technology companies, including chief financial officer positions at Crown Resources Corporation and Applied Optical Technologies. Mr. Labate received a bachelor’s degree in Accounting from San Diego State University.

Richard M. Irvine. Rick Irvine, age 55, joined the Company as Chief Operating Officer in March 2012 to supervise the mining operations in Mexico, evaluate other property opportunities in Mexico and globally. Prior to joining the Company, Mr. Irvine was the General Manager for Goldgroup Mining Inc. (TSX: GGC) at the Caballo Blanco project in Veracruz, Mexico since April 2011. From November 2009 to March 2011, he was based in Lima, Peru where he served as Country Manager for Minera Huallanca S.A., a mining company operating two underground mines in Peru and he oversaw the sale of these operations to Nyrstar SA (EUR: NYR.BR). From August 2008 to November 2009, he served as General Manager of Farallon Mining Ltd. (TSX: FAN) in Guerrero, Mexico. From October 2007 to September 2008, he served as Vice President and General Manager with Coeur d’Alene Mines Corporation (now Coeur Mining, Inc. NYSE: CDE) where he supervised the San Bartolome project in La Paz, Bolivia. From December 2006 to October 2007, he was Manager of Operations for Pan American Silver Corporation (NASDAQ: PAAS / TSX: PAAS) and oversaw the design and development of the Manantial Espejo project in Argentina. Mr. Irvine has over 20 years of experience in the mining industry, including experience as a mine engineer and mine supervisor. Mr. Irvine received a Bachelor’s degree in Geology in 1987 from the University of New Brunswick Fredericton and a Bachelor’s degree in Mining Engineering in 1990 from Queen’s University Kingston, Ontario.

Barry D. Devlin. Barry Devlin, age 61, joined the Company in January 2013 as Vice President of Exploration. From May 2007 through December 2012, he was Vice President, Exploration with Endeavor Silver Corp. (NYSE: EXK, TSX: EDR), a silver mining company with operations in Mexico. Mr. Devlin has more than 30 years of professional experience in managerial phases of exploration and mine geology. He has participated in the discovery, acquisition and development of numerous mineral deposits in North and South America. Prior to his tenure at Endeavor Silver Corp., he served in various capacities with Hecla Mining Company (NYSE: HL) from May 1990 to April 2007, including as its Generative Exploration Manager, Exploration Manager—Guyana Shield, and Senior Geologist. Prior to joining Hecla Mining Company, Mr. Devlin worked as a project geologist for various U.S. and Canadian entities. Mr. Devlin is a member of the Association of Professional Engineers and Geoscientists of British Columbia, Fellow of the Geological Association of Canada, and a member of the Society of Economic Geologists,  Society for Mining, Metallurgy and Exploration and the American Exploration and Mining Association. He received his Bachelor of Science Degree in Geology (with honors) in 1981 and Masters of Science Degree in Geology in 1987, both from the University of British Columbia, Vancouver, British Columbia.

Gregory A. Patterson.  Greg Patterson, age 49, was appointed Vice President Corporate Development in October 2013. Since joining the Company in 2010, he has managed investor relations and participated in overall corporate strategy. Prior to joining the Company, Mr. Patterson spent 15 years in marketing and territory sales management for two manufacturers of precision laboratory instruments. He holds a Bachelor’s degree in Environmental Biology (1991) from the University of Colorado. Mr. Patterson is the brother-in-law of Jason Reid, CEO, President and a director of the Company.

Jessica M. Browne. Jessica Browne, age 42, joined the Company in June 2011 as its General Counsel and was appointed Corporate Secretary in January 2013 and Vice President Legal in April 2014. From 2002 until June 2011, Ms. Browne was in private practice at Denver area law firms, focusing her practice on corporate and securities law and mergers and acquisitions. Ms. Browne received a Masters of Science Degree in Taxation Law from the University of Denver in 2005, a Juris Doctor from the University of Colorado School of Law in 2001 and a Bachelor in Science in Business Administration summa cum laude in 1997 from the University of Texas Dallas.

Our officers serve at the pleasure of the Board of Directors.

Summary Compensation Table

The following table summarizes the total compensation of all persons serving as our Chief Executive Officer, Chief Financial Officer and our three most highly compensated other executive officers (“named executive officers”) during 2018:

Name and Principal Position		Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Jason D. Reid	CEO, President	2018	$630,000	$-	$157,499	$763,233	$169,470	$9,508		$1,729,710
	and Director	2017	$600,000	$150,000	$74,966	$99,440	$-	$5,766		$930,172
		2016	$600,000	$300,000	$150,001	$235,226	$-	$18,688	(3)	$1,303,915

John A. Labate	Chief Financial	2018	346,500	-	86,628	121,462	93,209	9,508		657,306
	Officer	2017	330,000	82,500	41,230	54,240	-	7,266		536,937
		2016	330,000	190,000	82,501	234,087	-	7,181		843,769

Richard M. Irvine	Chief Operating	2018	330,000	-	82,501	115,622	88,770	14,483	(4)	632,634
	Officer	2017	300,000	75,000	37,483	49,720	-	19,079	(5)	481,282
		2016	300,000	150,000	74,999	119,065	-	17,933	(6)	661,997

Barry D. Devlin	Vice President	2018	346,500	-	86,628	121,462	93,209	9,508		657,306
	Exploration	2017	330,000	82,500	41,230	54,240		7,266		536,937
		2016	330,000	165,000	82,501	130,681		5,681		713,863

Gregory A. Patterson	Vice President	2018	220,000	-	44,000	44,380	59,180	9,508		377,068
	Corporate Development	2017	200,000	50,000	24,990	33,900	-	18,878		327,768
		2016	200,000	100,000	50,002	78,409	-	5,681		434,092

_____________________________________________

1          All awards shown are RSUs at the grant date fair value determined pursuant to ASC Topic 718 and will vest in equal tranches over three years.

2          Valued using the Black-Scholes-Merton option pricing model. Please refer to Note 16 to the consolidated financial statements included in our annual reports on Form 10‑K for the years ended December 31, 2018 and 2017, respectively, and Note 14 to the consolidated financial statements included in our annual reports on Form 10‑K for the year ended December 31, 2016, for certain assumptions made in connection with these estimates.

3          Includes among other items $14,188 in gold and silver rounds valued at fair market value on date of gift.

4          Includes among other items $12,496 in payments for individual health plan to provide health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees.

5          Includes among other items $14,702 in payments for individual health plan to provide health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees.

6          Includes among other items $12,218 in payments for individual health plan to provide health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees.

Employment Agreements.    We maintain written employment agreements with each of our named executive officers that became effective January 1, 2018. The employment agreements have a one-year term from their effective date and are automatically renewable for subsequent one-year terms on each successive anniversary of the effective date  unless either party gives notice to the other that they do not wish to renew the agreement, provided such notice is given not less than 60 days prior to expiration.  In accordance with the terms of the employment agreements, each named executive officer receives base salary and is eligible for incentive compensation in the form of cash bonuses or equity awards. A portion of the short-term incentive compensation earned each year is determined with reference to achievement of certain performance metrics, and the remainder of any incentive compensation earned shall be determined in the discretion of the Compensation Committee, as discussed in the Compensation Discussion and Analysis above. Base salaries may be increased from time to time in the discretion of the Compensation Committee. If we terminate an agreement without cause we would be obligated to pay an amount equal to 12 months’ base salary (or 18 months in the case of the chief executive officer) as provided in the agreements.

Change in Control. Pursuant to the terms of these employment agreements, our named executive officers would also be entitled to certain payments in the event their employment is terminated under for a “change in control.” In that event, the named executive officer will receive 24 months’ base salary plus the prior two years’ actual or targeted bonuses as a severance payment under the terms set forth in the agreement.

We presently know of no agreements regarding a change in control of the Company. In the event of a change in control in the future, our named executive officers are entitled to certain compensation benefits as described in “Employment Agreements” above.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations promulgated by the SEC, the Company is required to provide the ratio of the annual total compensation of Mr. Reid, who served as the Company’s Chief Executive Officer for 2018, to the annual total compensation of the median employee of the Company. The Company (including subsidiaries) currently employs a relatively small number of highly-skilled employees across the U.S. and in Mexico. The Company contracts with an unaffiliated third-party company for most of the workforce that provides services to its Mexican subsidiary company and has excluded those individuals from the pay ratio calculation.

To identify the median employee, the Company relied on its internal payroll data as its consistently applied compensation measure and used December 31 as the measurement date. We collected the payroll data of all U.S. and non-U.S. employees as of the measurement date (which included base salary, bonus, recognized income from equity and other compensation and the Company’s matching 401(k) contribution on behalf of the employee) and we annualized the salary and bonus amounts for those full-time, permanent employees that were employed with the Company or its subsidiaries for less than the full fiscal year. For the non-U.S. employees, we used the average exchange rate during fiscal 2018 as the exchange rate applied to compensation paid in foreign currency.

For purposes of providing this ratio, we are required to identify the median employee whose compensation is used to calculate the ratio at least once every three years. We identified a new median employee in 2018 as the growth in our Nevada operations has added significantly to the headcount in the U.S., and we believe these circumstances have a material impact on the determination of the median employee. The median employee of the Company was identified as an exempt, full-time employee located in the U.S. with an annual total compensation of $118,000 for 2018 calculated in accordance with Item 402(u)(2)(i) of Regulation S-K. Applying the same methodology to Mr. Reid’s compensation resulted in annual total compensation of $1,729,710 for 2018. Based on this information, the ratio of the annual compensation of the Chief Executive Officer to that of the median employee was determined to be 14.6 to 1. We believe this disclosure is a reasonable estimate of our Chief Executive Officer’s annual pay compared to our median employee. Because the SEC rules permit companies to use different methodologies, exemptions and estimates for determining median employees and calculating the pay ratio, our pay ratio disclosure may not be comparable to the pay ratio disclosure reported by other companies.

2018 Grants of Plan-Based Awards

The named executive officers each received an award of stock options and RSUs during 2018 under the Company’s 2016 Equity Plan. None of these awards are subject to performance targets and each grant is subject to a vesting schedule. The Company implemented its short-term incentive compensation plan in 2018, pursuant to which the named executive officers received cash awards. As discussed in the Compensation Discussion and Analysis Section above, the Compensation Committee has revised the short-term incentive plan for 2019 which reduces the threshold, target and maximum payouts and the estimated future payout figures included in this table reflect this change. The table below shows certain information regarding plan-based awards to those named executive officers during fiscal 2018:

		Estimated Future Payouts Under Non-Equity Plan Incentive Awards
Name	Grant Date	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards (1)
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (i)	(#) (j)	($/sh) (k)	($) (l)
Jason D. Reid	7/14/2018	-	-	-	22,859	56,700	$6.89	$378,232
	12/7/2018	-	-	-	-	250,000	3.89	542,500
		31,500	63,000	63,000	-	-	-	-
John A. Labate	7/14/2018	-	-	-	12,573	31,200	$6.89	$208,089
		17,325	34,650	34,650	-	-	-	-
Richard M. Irvine	7/14/2018	-	-	-	11,974	29,700	$6.89	$198,123
		16,500	33,000	33,000	-	-	-	-
Barry D. Devlin	7/14/2018	-	-	-	12,573	31,200	$6.89	$208,089
		17,325	34,650	34,650	-	-	-	-
Gregory A. Patterson	7/14/2018	-	-	-	6,386	11,400	$6.89	$88,380
		11,000	22,000	22,000	-	-	-	-

(1)

The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to the consolidated financial statements dated December 31, 2018 included in our annual report on Form 10‑K.

As discussed in the Compensation Discussion and Analysis above, each of the named executive officers received options to purchase our common stock and RSUs in July 2018 as long-term incentive compensation. All of those option awards have an exercise price of $6.89 per share and expire ten years from the date of grant. Both the stock option awards and the RSUs vest in equal installments over three years, with the options vesting on the anniversary of the date of grant and the RSUs vesting each year on August 15. Mr. Reid received an additional award of 250,000 stock options in December 2018 for recognition of extraordinary performance during the fiscal year as well as retention. These options have an exercise price of $3.89 per share, vest in three equal tranches on the anniversary of the date of grant and expire ten years from the date of grant.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table summarizes the outstanding equity awards of our named executive officers at the fiscal year end December 31, 2018:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)	($)	(#)		($)
Jason D. Reid	200,000	0		0	3.95	4/23/2019	-	-	-		-
	100,000	0		0	7.24	9/17/2023	-	-	-		-
	175,000	0		0	2.30	9/9/2025	-	-	-		-
	54,000	27,000	(1)	0	4.60	7/6/2026	-	-	10,870	(2)	43,480
	14,666	29,334	(3)	0	4.11	7/3/2027	-	-	12,166	(4)	48,664
	0	56,700	(5)	0	6.89	7/14/2028	-	-	22,859	(6)	91,436
	0	250,000	(7)	0	3.89	12/7/2028	-	-	-		-
John A. Labate	90,000	0		0	2.30	9/9/2025	-	-	-		-
	60,000	30,000	(8)	0	2.35	3/16/2026	-	-	-		-
	30,000	15,000	(1)	0	4.60	7/6/2026	-	-	5,979	(2)	23,916
	8,000	16,000	(3)	0	4.11	7/3/2027	-	-	6,691	(4)	26,764
	0	31,200	(5)	0	6.89	7/14/2028	-	-	12,573	(6)	50,292
Richard M. Irvine	300,000	0		0	17.64	8/14/2022	-	-	-		-
	60,000	0		0	7.24	9/17/2023	-	-	-		-
	27,333	13,667	(1)	0	4.60	7/6/2026	-	-	5,435	(2)	21,740
	7,333	14,667	(3)	0	4.11	7/3/2027	-	-	6,083	(4)	24,332
	0	29,700	(5)	0	6.89	7/14/2028	-	-	11,974	(6)	47,896
Barry D. Devlin	240,000	0		0	14.63	1/3/2023	-	-	-		-
	60,000	0		0	7.24	9/17/2023	-	-	-		-
	41,667	0		0	2.30	9/9/2025	-	-	-		-
	30,000	15,000	(1)	0	4.60	7/6/2026	-	-	5,979	(2)	23,916
	8,000	16,000	(3)	0	4.11	7/3/2027	-	-	6,691	(4)	26,764
	0	31,200	(5)	0	6.89	7/14/2028	-	-	12,573	(6)	50,292
Gregory A. Patterson	225,000	0		0	11.90	6/23/2020	-	-	-		-
	60,000	0		0	7.24	9/17/2023	-	-	-		-
	33,334	0		0	2.30	9/9/2025	-	-	-		-
	18,000	9,000	(1)	0	4.60	7/6/2026	-	-	3,624	(2)	14,496
	5,000	10,000	(3)	0	4.11	7/3/2027	-	-	4,056	(4)	16,224
	0	11,400	(5)	0	6.89	7/14/2028	-	-	6,386	(6)	25,544

	100,000	0		0	7.24	9/17/2023	-	-	-		-
	116,666	58,334	(1)	0	2.30	9/9/2025	-	-	-		-
	27,000	54,000	(2)	0	4.60	7/6/2026	-	-	21,740	(3)	95,656
	0	44,000	(4)	0	4.11	7/3/2027	-	-	18,248	(5)	80,291

(1)   The award vests as follows: one-third on July 6, 2017, one-third on July 6, 2018 and one-third on July 6, 2019.

(2)   The award vests as follows: one-third on or around August 1, 2017, one-third on or around August 1, 2018 and one-third on or around August 1, 2019.

(3)   The award vests as follows: one-third on July 3, 2018, one-third on July 3, 2019 and one-third on July 3, 2020.

(4)   The award vests as follows: one-third on or around August 15, 2018, one-third on or around August 15, 2019 and one-third on or around August 15, 2020.

(5)   The award vests as follows: one-third on July 14, 2019, one-third on July 14, 2020 and one-third on July 4, 2021.

(6)   The award vests as follows: one-third on or around August 15, 2019, one-third on or around August 15, 2020 and one-third on or around August 15, 2021.

(7)   The award vests as follows: one-third on or around December 7, 2019, one-third on or around December 7, 2020 and one-third on or around December 7, 2021.

(8)   The award vests as follows: one-third on March 16, 2017, one-third on March 16, 2018 and one-third on March 16, 2019.

2018 Option Exercises and Stock Vested

The following table summarizes the options exercised by our named executive officers during fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Jason D. Reid	400,000	504,000	16,952	93,873
John A. Labate	60,000	251,185	9,323	51,627
Richard M. Irvine	83,334	248,752	8,476	46,936
Barry D. Devlin	83,333	336,422	9,323	51,627
Gregory A. Patterson	33,333	125,472	5,650	31,287

Audit Matters

PROPOSAL 3 – RATIFICATION OF INDEPENDENT ACCOUNTANTS

What are you voting on?	We are asking shareholders to ratify the selection of Plante Moran PLLC as the independent accountants selected to serve as our auditor for 2019.

☑Your Board recommends a vote “FOR” ratification of the appointment of Plante Moran PLLC as the independent public accountants selected to serve as our auditor for 2019

Although ratification is not required by our bylaws or otherwise, the Board is submitting this proposal to the shareholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to recommend another independent auditor. Even if the selection is ratified, the Committee may recommend a different independent auditor at any time during the year if it determines that this would be in the best interests the Company.

Plante Moran has served as our independent accountants since October 1, 2018.

Auditor Review and Engagement Process

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of the independent accountants that audit our financial statements and our internal control over financial reporting. The Audit Committee annually reviews the independence and performance of the independent accountants in deciding whether to retain the current firm or engage a different independent accounting firm. In the course of these reviews, the Committee considers, among other things:

•	the auditor’s historical and recent performance on the audit, including the results of an internal review of the quality and service provided by the auditor;
•	the auditor’s capability and expertise in handling the breadth and complexity of our operations;
•	an analysis of the auditor’s known legal risks and any significant legal or regulatory proceedings in which it is involved;
•	external data on audit quality and performance including any known Public Company Accounting Oversight Board (PCAOB) reports;
•	the appropriateness of the fees for audit and non-audit services, both on an absolute basis and compared to peer firms;
•	independence; and
•	tenure, including the benefit of institutional knowledge concerning our policies and procedures.

Change in Independent Accountants

Effective October 1, 2018, EKS&H LLLP (“EKS&H”), the independent registered public accounting firm for the Company, combined with Plante & Moran PLLC (“Plante Moran”). As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Company. Concurrent with such resignation, the Company’s Audit Committee approved the engagement of Plante Moran as the new independent registered public accounting firm for the Company.

The audit reports of EKS&H on the Company’s financial statements for the years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding EKS&H’s resignation, there were no disagreements between the Company and EKS&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of EKS&H would have caused them to make reference thereto in their reports on the Company’s financial statements for such years.

During the two most recent fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding EKS&H’s resignation, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding Plante Moran’s engagement, the Company did not consult with Plante Moran on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Plante Moran did not provide either a written report or oral advise to the Company that Plante Moran concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Accountants

The following table sets forth the fees billed by our principal auditor in 2018 and 2017 for services rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services provided by the firm:

	EKS&H/Plante Moran 2018	EKS&H 2017
Audit Fees	$359,424	$336,179
Audit Related Fees	--	--
Tax Fees	39,700	99,288
All Other Fees	51,000	22,500
Total Fees	$450,124	$457,967

Audit Fees. This category includes fees related to the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10‑Q; the audit of management’s assessment of the effectiveness as well as the audit of the effectiveness of our internal control over financial reporting included in our Form 10‑K as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements during those fiscal years.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm primarily in connection with our tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.

All Other Fees. This category consists of fees for other corporate services that are not included in the other categories of fees.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval.

During fiscal 2018, the Audit Committee approved in advance all audit and non-audit services to be provided by EKS&H and Plante Moran. The Audit Committee has determined that the non-audit services rendered by EKS&H amd Plante Moran during fiscal 2018 and 2017 were compatible with maintaining the independence of the respective independent registered public accounting firms.

Auditor Independence

In addition to the limitations on non-audit services, we periodically review our relationship with the independent auditors to ensure it meets the standards for independence. During its tenure with us, neither Plante Moran nor any of its respective members or associates, had any financial interest in the business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as our independent auditors.

We expect representatives of Plante Moran to attend the 2019 Annual Meeting to be available to answer questions and make a statement if they wish.

Shareholder Proposals

We are not aware of any shareholder proposals for the 2019 Annual Meeting. We anticipate that the next annual meeting of shareholders will be held in June 2020. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with Rule 14a‑8 of the 1934 Act, and it must be received at our principal executive offices no later than December 31, 2019 in order to be considered for inclusion in the proxy statement for the 2020 annual meeting of shareholders. Shareholders who intend to nominate a director at the 2020 annual meeting of shareholders without including such proposal in the 2020 proxy statement must provide us with notice of such proposal no later than 90 days before the date of the annual meeting, or within 20 days from any announcement of the annual meeting details, if such announcement is made within 90 days or less from the date of the meeting. Shareholders who intend to present any other proposals without including such proposal in the 2020 proxy statement must provide notice to us of such proposal no later than March 20, 2020. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

Voting and Meeting Information

PROXY SOLICITATION AND DOCUMENT REQUEST INFORMATION

How We Will Solicit Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs, if any. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse these institutions for their reasonable out-of-pocket expenses.

The cost of the meeting, including the cost of preparing and mailing the meeting materials, will be borne by us.

How We Use the E-Proxy Process (Notice & Access)

Since 2012, we have distributed proxy materials to certain of our shareowners over the Internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. Many other companies have transitioned to this more contemporary way of distributing annual meeting materials. This “e-proxy” process, which was approved by the SEC in 2007, expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.

If you received a Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your Notice or visit the applicable online voting website and request printed materials to be mailed at no cost to you.

If you received printed materials and would like to sign up to receive proxy materials electronically in the future, you may do so by following the instructions below.

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If you are a record holder (your shares are registered in your name with our transfer agent, Computershare) and you would like to receive future proxy materials electronically, please visit http://www.proxyvote.com and follow the instructions provided there to request electronic delivery. If you choose this option, you will receive an e-mail with links to access the materials and vote your shares, and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents.

•

If you are a beneficial owner (you hold your shares through a bank, broker or other intermediary) and you would like to receive future proxy materials electronically, please refer to the information provided by the intermediary for instructions on how to elect this option.

How Documents Will Be Delivered to Beneficial Owners Who Share an Address (Householding of Proxy Materials)

If you are the beneficial owner, but not the record holder, of shares of the Company’s stock, and you share an address with other beneficial owners, your broker, bank or other institution is permitted to deliver a single copy of this proxy statement and our 2017 annual report for all shareholders at your address, unless a shareholder has asked the nominee for separate copies. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

•

To receive separate copies: If you would like to receive a separate copy of this proxy statement and our 2017 annual report, or the materials for future meetings, you should notify your broker to discontinue householding and direct your written request to receive a separate notice, proxy statement and annual report to Gold Resource

Corporation, Attention: Investor Relations, 2886 Carriage Manor Point, Colorado Springs, Colorado, 80906 or by calling (303) 320‑7708, and we will promptly deliver them to you.
•

To stop receiving separate copies: If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution to request householding of these materials.

How Shareholders Can Request Copies of Our Annual Report

Upon request we will furnish to any shareholder without charge a copy of our annual report on Form 10‑K. The annual report on Form 10‑K includes a list of all exhibits thereto. We will furnish copies of such exhibits upon written request and payment of our reasonable expenses in so furnishing the exhibits. Each such request by a beneficial owner of our shares must include a good faith representation that, as of the record date, the person requesting was a beneficial owner of Gold Resource Corporation common stock entitled to vote at the annual meeting of shareholders. You may request a copy by writing to Jessica Browne, Corporate Secretary, c/o Gold Resource Corporation, 2886 Carriage Manor Point, Colorado Springs, CO 80906 or calling (303) 320‑7708.

VOTING INFORMATION

Who May Vote

The Board of Directors has fixed the close of business on April 15, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at the meeting. Only shareholders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at the annual meeting.

A list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder beginning May 3, 2019 at our principal executive offices and at the annual meeting as required by Colorado law.

How You Can Vote Before the Meeting

We encourage shareholders to submit their votes in advance of the meeting. You can ensure that your shares are voted at the meeting by submitting your proxy by touch-tone telephone at (800) 690‑6903 or the Internet at www.proxyvote.com (following the instructions on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials). Or, if you received your materials by mail, you can also complete and return the proxy or voting instruction form in the envelope provided. If you vote in advance using one of these methods, you may still attend and vote at the meeting.

How You Can Vote in Person at the Meeting

Shareholders who attend the meeting in person may also vote at the annual meeting or may execute a proxy designating a representative to vote for them at the meeting.

•

If you are a record holder (you hold your shares directly in your name with the Company’s transfer agent) you may cast a ballot provided at the meeting (please be prepared to present a picture ID at the meeting to determine voting eligibility).

•

If you are a beneficial owner (you hold your shares through a bank, broker or other intermediary) you must obtain a proxy from that institution in advance of the meeting and bring it with you to hand in along with the ballot that you cast at the meeting.

How You Can Change Your Vote

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by delivering written notice of revocation to us, by delivering a new proxy bearing a later date, or by voting in person at the meeting. (Presence at the meeting by a shareholder who has submitted a proxy does not in itself revoke the proxy.) If you are the beneficial owner of shares held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy.

How Many Securities Are Entitled to Vote

Our voting securities consist of our $0.001 par value common stock. As of the record date, there were 61,522,813 shares of common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Voting Standards and Board Recommendations

Other than the matters identified below we know of no additional matters to be brought before the meeting:

VOTING ITEM	VOTING STANDARD	TREATMENT OF ABSTENTIONS & BROKER NON-VOTES	BOARD RECOMMENDATION
Election of directors	Plurality	Not counted as votes cast and therefore no effect	FOR
Advisory vote on executive compensation	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR
Ratification of auditors*	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR

*Routine Proposal

Quorum. A quorum is the minimum number of shares that must be present at the annual meeting in order for us to be able to legally conduct business.  A quorum for a matter will exist if a majority of the shares of common stock issued and outstanding and entitled to vote as of the record date are present in person or represented by proxy at the annual meeting. For purposes of determining the presence of a quorum for a matter, shares present at the annual meeting that are not voted, such as abstentions and “broker non-votes,” will be treated as shares that are present at the meeting. If a quorum is not present in person or by proxy at the meeting, or if fewer shares are present in person or by proxy than the minimum required to take action with respect to any proposal presented at the meeting, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or by proxy, have the power to adjourn the meeting to a later date until a quorum is obtained.

Broker Non-Votes. Broker non-votes occur when a bank or broker has not received directions from its customer and does not have the discretionary authority to vote the customer’s shares that are present at the meeting. Brokers are only permitted to exercise discretion and vote on “routine proposals” (such as ratification of the independent auditor) without instructions from their clients.

We Have a Plurality Voting Standard for Director Elections. The four nominees for director receiving the greatest number of votes cast at the meeting in person or by proxy will be elected. You may vote “FOR” one or more of the nominees or you may vote “WITHHOLD” for one or more of the nominees. You may not cumulate your votes for the election of directors. Proxies cannot be voted for a greater number of directors than the number of nominees in the proxy statement.

How Proxies Will Be Voted

Proxies Will be Voted as Specified or as Recommended by the Board. The shares represented by all valid proxies that are received on time will be voted as specified. When a valid proxy form is received but it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations (in this case, “FOR” each director nominee and proposal).

What Happens if Other Matters are Properly Presented at the Meeting? If any matter not described in this proxy statement is properly presented for a vote at the meeting, the persons named on the proxy form will vote in accordance with their judgment.

What Happens if a Director Nominee is Unable to Serve? We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If it nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

ATTENDING THE MEETING

WHEN: June 20, 2019
8:00 a.m. Mountain Time

WHERE: Embassy Suites Hotel
10250 E. Costilla Avenue, Centennial, CO 80112

We invite all Gold Resource Corporation shareholders to attend the 2019 Annual Meeting. Your attendance in person at the meeting does not automatically revoke a proxy previously submitted by you and we encourage shareholders to cast their votes by proxy even if they intend to attend the meeting. Shareholders wishing to vote in person at the Annual Meeting must follow the instructions for voting in person discussed on page 26.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

The principal executive office of our Company is located at 2886 Carriage Manor Point, Colorado Springs, CO 80906. Our telephone number at this address is (303) 320‑7708. Our common stock is traded on the NYSE American under the symbol “GORO.”

We file annual reports on Form 10‑K, quarterly reports on Form 10‑Q, current reports on Form 8‑K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our annual report for the year ended December 31, 2018, including financial statements and schedules, is included with this proxy statement.

We maintain a company website at www.goldresourcecorp.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

If you would like to reduce the costs incurred by our company in mailing proxy materials, Use any touch-tone telephone to transmit your voting instructions up until 11:59 proxy card in hand when you call and then follow the instructions. John Sample 234567 VOTE BY MAIL 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Bill M. Conrad 02 Jason D. Reid 03 Alex G. Morrison 04 Kimberly C. Perry The Board of Directors recommends you vote FOR proposals 2. and 3. 2. Advisory vote to approve executive compensation. For 0 0 Against 0 0 Abstain 0 0 3. Ratify Plante Moran PLLC as independent registered accounting firm for 2019. NOTE: Other Business: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000422701_1 R1.0.1.18 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 P.M. Eastern Time the day before the cut-off date or meeting date. Have your 234567 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 GOLD RESOURCE CORPORATION 2886 CARRIAGE MANOR POINT COLORADO SPRINGS, CO 80906 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com GOLD RESOURCE CORPORATION Annual Meeting of Shareholders June 20, 2019 8:00 AM This proxy is solicited by the Board of Directors Bill Conrad or Jason Reid, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gold Resource Corporation to be held on June 20, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000422701_2 R1.0.1.18